REED'S, Inc.

August 7, 2007

Mark Reed
8011 Paseo Esmerado
Carlsbad, CA 92009

Re: Job Offer: EVP International Sales and Marketing

Dear Mark:

Following our introductory discussions, we would like to finalize the offer for the position of Executive Vice President of International Sales and Marketing for Reed's Inc. (the "Company").

Preamble: I feel that the options being offered are a good starting amount and additional will be forth coming based on performance. The salary component we can negotiate also based on results.

1- Title and Job Duties:

The Company will employ you as the Executive VP of Sales and Marketing for all activity deemed "International". Reed's defines "International" as all sales outside the US and Canada. You will be based out of your home office with occasional trips to visit Reed's Inc., located at 13000 South Spring Street, Los Angeles, CA.

You will report directly to the President of Reed's International, Mr. Bob Reed. As EVP of Sales and Marketing, you will collaborate with the President to develop and implement plans for the sales and marketing, its organization, processes, and personnel to accommodate the rapid growth objectives of the organization, specific to the International

market defined earlier.

Your duties will include, but will not be limited to, overseeing all aspects of the corporation's "International" sales efforts:

a- Provide day to day leadership of the international sales team to drive the company to achieve and surpass sales objectives set by yourself, the President, the C.E.O. and the Board of Directors.

b- Share responsibility with the President for strategic direction, high level priority setting and sound decision making within the International sales organization.

c- Work together with the President to forecast sales volume, new product placements, and effectively manage all aspects of the corporation's International sales structure.

d- Develop and manage an international sales structure, with an emphasis on tracking employee goal achievement and accountability.

e- Set up and communicate a strategy for the establishment of International distribution channels and key accounts.

f- Motivate and lead a high performance team; attract, recruit and retain required members of the team; provide mentoring as a cornerstone to the development of managers and building management depth for the company.

h- Any other duties as may be assigned to you by the Company from time to time, consistent with your position as EVP of International Sales and Marketing.

2- Effective Date:

Your employment as Executive Vice President of International Sales and Marketing will commence on August 20, 2007.

3- Compensation:

As compensation for your services, you will be paid a $18,750 monthly gross salary paid

on the 15th and the last day of each month, less all legally required governmental income and payroll taxes.

Effective the first business day of January 2008, the C.E.O. of the Company will conduct a performance evaluation and will offer a salary and compensation revision to include a revised base salary and a variable compensation component comprised of a bonus and/or commission. Goal for "On Target Earnings" in year 1 of employment will be $225,000.

4- Initial Allocation of Shares:

Upon the date of your employment, you will be issued 100,000 stock options of the Company. The exercise price for these options will be based on the closing price of Reed's Inc. stock on your start date. The options will vest over a three year period at a vesting rate of 33% per year and these options will also be issued based on sales performance and issued at 25,000 stock options for every $1,000,000 of sustainable incremental revenue achieved. Both requirements need to be met for the vesting of these options. If the employee changes job title or positions the Company can change the vesting schedule at its option to the options vesting over 3 years at 33% per year.

.. (If the Company is acquired within the first three years of your employment, or anytime thereafter, all your options will automatically become fully vested, issued and earned, at the time of acquisition).

5- Monthly Expense:

Reasonable monthly expenses will be reimbursed based on an expense report with receipts, once approved by the C.E.O. Your monthly expenses will be paid within 30 days of the submission date.

6- Benefits:

In addition to the compensation set forth above, you will be eligible for the following benefits:

a- Bonus Plan:

a.1 Cash bonus:

From the date of employment, you will be eligible to receive a pay-for-performance bonus based on the accomplishment of specific tasks and the implementation of initiatives that generate short and long-term sales growth for the Company:

The dollar amount of any bonus will be based on mutually agreed upon goals being achieved, those goals will be clarified and defined January 2008 with the CEO.

a.2 Stock options bonus:

Additional options will be at the discretion of the CEO and based on performance.

b- Board Seat:

Based on the Company's performance and your own performance, you will be considered to be recommended for a seat on the Board of Directors.

c- Medical Benefits:

Upon the date of employment, you will be eligible for a Company Health Benefits plan (personal and family) that includes Medical, Dental, and Vision, based on the best plan currently offered at the Company.

d- 401(k) Plan:

Upon the date of employment, you will be eligible to participate in a Company 401(k) Plan, as soon as this plan is operational.

e- Vacation:

Upon the date of employment, you will be entitled to one (1) week paid vacation, plus one week paid personal days during your first year of employment. Thereafter, starting August 2008, you will be entitled to one (1) extra week of paid vacation. The scheduling of any vacation must be mutually agreed upon between you and the Company.

f- Other Paid Time Off:

You will also be eligible for other paid time off, such as sick leave and 5 paid national

holidays.

7- Non-Disclosure of Business and Trade Secrets:

You agree that you will not at any time, whether during or after your employment with the Company, without prior written consent of the C.E.O., either directly or indirectly use, divulge or communicate to any person, firm or corporation, in any manner whatsoever, any confidential or proprietary information of any kind concerning any matters affecting or relating to the business of the Company, except to the extent such disclosure is required in the course of your employment with the Company. This includes, but is not limited to the names, contact persons, habits or practices of the Company's customers or vendors, the business, financial, and marketing strategies, forecasts, methods, techniques, practices and standards of the Company; software programs developed for use by the Company; financial and planning data, computer reports, compilations of business and financial data, sales information and other confidential business of the Company, its manner of operation, or other confidential data of any kind, nature or description that is not generally available to the public.

8- Non-Interference:

You understand that the Company has invested substantial time and effort in assembling its present staff and personnel. Accordingly, you agree that during your employment with the Company, you will not, directly or indirectly, either on your behalf or in concert with others, solicit or induce, or attempt to solicit or induce, any person who has been employed as an employee by the Company to leave his or her employment with or sever their employment with the Company in order to perform services of any kind for any other person, firm or corporation.

9- Notices:

Any notices to be given by either you or the Company to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested.

- Mailed notices shall be addressed to you at:

Mark Reed
3405 Corte Pino
Carlsbad, CA 92009

- Mailed notices shall be addressed to the Company as follows:

Reed's, Inc.
13000 South Spring Street
Los Angeles, CA 90061

10- Acceptance:

If this offer of employment is acceptable to you, please sign and date both original copies of this letter in the space provided below of each copy. Please retain one copy of the original for your records, and return the original to us.

Best regards,

Reed's, Inc.

Agreed:

Christopher J. Reed

Dated: 9/10/07

Mark Reed

Dated: 9/10/07